Petro River Announces Change in Pearsonia West Concession Requirements From Horizontal Well Obligations to Vertical Well Obligations

Compliments Petro River’s Recently Announced Vertical Drilling Program

HOUSTON, TX – May 27, 2015. Petro River Oil Corp (“Petro River” or the “Company”) announces that, on May 20, 2015, by a unanimous vote 8-0 the Osage Mineral Council approved the newly agreed upon terms and conditions for the Pearsonia West Concession (“Pearsonia West”), a 106,500 contiguous acre position in Osage County, Oklahoma, held by Spyglass Energy Group LLC.  Petro River owns a controlling interest in Pearsonia West through its investment in Bandolier Energy LLC, whole owner of Spyglass Energy Group LLC. The new concession terms and conditions allow for vertical drilling obligations to hold the concession which previously had horizontal drilling obligations. This announcement coincides with Petro River’s recently announced intention to develop the concession vertically which, historically, has produced attractive return profiles in the region.

Shane Matson commented, “The new terms are fundamental in enabling Pearsonia to be developed by drilling vertical wells going forward which we believe is optimal. We have twelve seismically defined structures ranging from 100 acres to in excess of 1000 acres in closure each of which have stacked pay that includes regionally extensive Arbuckle, Mississippian, and Marmaton carbonates, all ideal candidates for vertical development. This change creates immense value for the concession since vertical obligations are less expensive than horizontal obligations.”

Osage County is unique relative to other prominent oil and gas producing counties in the Mid-Continent in that the Osage Mineral Estate has in effect a single mineral owner and is managed by Osage Mineral Council. The Osage Mineral Council is responsible for encouraging the development of the Osage Mineral Estate by drilling, seismic acquisition, or other activities that promote oil and gas development in the county. The change in the concession requirements from horizontal to vertical is meaningful as it allows the implementation of a vertical program to satisfy the concession requirements and preserve the asset until through 2018 if the specified number of vertical wells are drilled.

Historically, Osage County has had the highest estimated ultimate recovery from Mississippian vertical wells in Mid-Continent and vertical drilling programs in the region have proven thus far to be more economic in a lower oil price environment than horizontal programs.  There are five major fields adjacent to or within the boundaries of Pearsonia.  These five fields have an average of 60 vertical wells with cumulative oil production of 19.2 million barrels of oil, cumulative natural gas production of approximately 7.35 billion cubic feet, and average production of 71,100 barrels of oil per well.

Petro River is currently exploring multiple options for development for the Pearsonia Concession including entertaining inquiries from industry and joint venture partners. The company is evaluating its strategic alternatives for the asset.

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.

The forward-looking statements contained in this news release are made as of the date of this news release. Petro River disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.

Contact Information:

Investor Relations:

ir@petroriveroil.com

212-596-7090

www.petroriveroil.com